Exhibit 99.1

ACXIOM ENTERS INTO DEFINITIVE AGREEMENT TO SELL ACXIOM MARKETING SOLUTIONS FOR $2.3 BILLION TO INTERPUBLIC GROUP

The Combination of IPG and AMS Creates Industry Powerhouse for Data-Driven Marketing Solutions

Acxiom to Return up to an Additional $1 Billion to Shareholders

Proceeds to Fund Further Growth and Innovation

CONWAY, Ark., July 02, 2018—Acxiom® (Nasdaq: ACXM), the data foundation for the world’s best marketers, today announced that it has entered into a definitive agreement to sell its Acxiom Marketing Solutions business (AMS) to Interpublic Group (IPG), one of the world’s leading organizations of advertising agencies and marketing services companies, for $2.3 billion in cash. The transaction was unanimously approved by Acxiom’s Board of Directors and is expected to close by the end of calendar 2018.

Upon closing, the Company expects to realize approximately $1.7 billion in net cash proceeds, after taxes and fees. Consistent with its past capital allocation philosophy, Acxiom will continue its practice of executing a balanced approach to capital deployment. Specifically, the Company will continue to focus its capital on investing in growth opportunities and innovation, making strategic acquisitions and, at the same time, returning capital to shareholders.

Following the completion of the transaction, the Company intends to:

•	Retire its existing $230 million debt balance, resulting in a debt-free balance sheet;

•	Initiate a $500 million cash tender offer for its common stock;

•	Increase its outstanding share repurchase authorization by up to $500 million, and extend the duration of the program to December 31, 2020;

•	Use the remainder of the proceeds to fund its growth initiatives, strategic acquisition opportunities and meet its ongoing cash needs;

•	Transfer the Acxiom brand name and associated trademarks to IPG; and

•	Rename the Company LiveRamp and, shortly thereafter, begin trading its common stock under the new ticker symbol “RAMP”.

CEO Scott Howe and CFO Warren Jenson will remain in their current roles at the Company, which will be headquartered in San Francisco, California.

“This transaction is a great outcome for both Acxiom and our AMS business unit,” said CEO Scott Howe. “Acxiom Marketing Solutions is a strong business with deep expertise in data-driven marketing, talented associates and an exceptional client roster. After careful consideration of a variety of options and potential partners, it became clear that a sale of AMS to IPG, with its vast scale and breadth of complementary services, represented the best possible path forward for our clients and associates.”

“The successful completion of this transaction represents yet another milestone in the Company’s transformation,” added CFO Warren Jenson. “This deal returns significant capital to shareholders, and at the same time, allows us to invest in LiveRamp’s industry-leading capabilities, technology and market opportunities.”

Acxiom explored a wide range of strategic options to maximize the value of AMS and enable clients to benefit from a broader set of offerings. After conducting a thorough and competitive process, the Company considered multiple proposals and concluded that a sale of AMS to IPG is in the best interest of clients, associates and shareholders for the following reasons:

•	The all-cash transaction unlocks immediate value for Acxiom shareholders and enables Acxiom to return capital through an accelerated and expanded ongoing share repurchase program;

•	The Company gains greater financial flexibility to further fund its organic growth opportunities and potential acquisitions and partnerships; and

•	The transaction marks the expansion of an already strong relationship that exists between IPG and LiveRamp.

The terms and conditions of the additional repurchase authorization are subject to Acxiom’s previously disclosed share repurchase program, which may be suspended, discontinued or resumed at any time.

“In a world where everything is becoming data-driven, Acxiom Marketing Solutions offers the deepest set of capabilities for helping companies navigate the complexity of creating personalized brand experiences across every consumer touchpoint,” said IPG Chairman and CEO Michael Roth. “The powerful combination of IPG and Acxiom Marketing Solutions is a game changer for the industry, and we believe it will drive meaningful value for both our clients and shareholders. Over the last year of working closely with AMS to power our AMP data platform, we’ve seen that our cultures are a great fit, and we are very excited to welcome them to IPG.”

Transaction Details

The $2.3 billion all-cash transaction is subject to standard regulatory review, Acxiom shareholder approval and other customary closing conditions. In addition:

•	As required regulatory approvals are being sought and received, Acxiom intends to solicit shareholder approval for the transaction;

•	Once shareholder approval has been received and closing has occurred, the Company expects to report the results of the AMS segment as discontinued operations; and

•	The transaction is expected to close in Acxiom’s third fiscal quarter, which ends December 31, 2018.

Evercore and Morgan Stanley are serving as financial advisors to Acxiom, and Wilson Sonsini Goodrich & Rosati is acting as legal advisor.

Conference Call

Acxiom will hold a conference call at 3:45 p.m. CT today to further discuss the transaction. The conference call will be webcast live on the Company’s website investors.acxiom.com and will be available for replay. The conference call is also accessible via telephone by dialing (866) 393-4306 or (734) 385-2616 for international callers and using Conference ID code 7156197.

A slide presentation will be referenced during the call and can be accessed here.

About Acxiom

Acxiom provides the data foundation for the world’s best marketers. We enable people-based marketing everywhere through a simple, open approach to connecting systems and data that drives seamless customer experiences and higher ROI. A leader in identity and ethical data use for nearly 50 years, Acxiom helps thousands of clients and partners around the globe work together to create a world where all marketing is relevant. Acxiom is a registered trademark of Acxiom Corporation. For more information, visit Acxiom.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the proposed transaction and our expectations, strategy, plans or intentions regarding it. Forward-looking statements in this communication include, but are not limited to, (i) our expectations regarding the timing, completion and expected benefits of the proposed transaction, (ii) our plans, objectives and intentions with respect to our future operations, our customers and our market, and (iii) the expected impact of the proposed transaction on our business. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the risk that the transaction may not be completed in a timely manner or at all; the effect of the announcement or pendency of the transaction on our business relationships, results of operations and business generally; risks that the proposed transaction disrupts current plans and operations; and general market, political, economic and business conditions. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended March 31, 2018. The forward-looking statements in this communication are based on information available to Acxiom as of the date hereof.

We undertake no obligation to update the information contained in this press release or any other forward-looking statement.

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Additional Information and Where to Find It

Acxiom will file relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the proposed transaction, including a proxy statement on Schedule 14A. Under the proposed terms, promptly after filing its proxy statement with the SEC, Acxiom will mail or otherwise make available the proxy statement and a proxy card to each stockholder entitled to vote at the annual meeting relating to the proposed transaction. ACXIOM STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Acxiom stockholders and other investors may obtain free copies of the proxy statement and other relevant materials in connection with the proposed transaction (when they become available), along with other documents filed by Acxiom with the SEC, at the SEC’s website (http://www.sec.gov).

The directors and executive officers of Acxiom may be deemed to be participants in the solicitation of proxies from the stockholders of Acxiom in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding Acxiom’s directors and executive officers is also included in Acxiom’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on June 29, 2017. These documents are available free of charge as described in the preceding paragraph.

For more information, contact:

Acxiom Investor Relations

Lauren Dillard

650-372-2242

investor.relations@acxiom.com

or

Acxiom Public Relations

Meggan Powers

650-356-3427

meggan.powers@acxiom.com